CHYRON REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2011

MELVILLE, N.Y., August 4, 2011 -- Chyron (NASDAQ:  CHYR), a leading provider of Graphics as a Service for on air, online, out of home and mobile applications, today announced its financial results for the second quarter and six months ended June 30, 2011.

Second Quarter 2011 Financial Highlights:
•
Total revenues of $9.43 million for the second quarter of 2011 increased 36% as compared to $6.94 million for the prior year’s second quarter, and increased 43% as compared to $6.58 million for the first quarter of this year;

•	Operating profit of $237 thousand, highest operating profit in 11 quarters;
•	Net income of $84 thousand for second quarter of 2011, a 112% improvement compared to a net loss of $0.71 million for second quarter of 2010; and
•	Basic and diluted earnings per share of $0.01 and $0.00, respectively, for the second quarter of 2011, as compared to a basic and diluted loss per share of $0.04 for the second quarter of 2010.

Michael Wellesley-Wesley, Chyron President and CEO, commented, “The second quarter of 2011 was the best performing quarter for Chyron since 2008. In the second quarter of 2011, we began to see the initial stages of growth that we have been anticipating in our business as our top line increased 43% over the prior quarter and 36% over the prior year’s second quarter. Internationally, we are starting to see a rebalancing in our revenue numbers as we continue to expand our sales and marketing efforts overseas.”

“In May of this year, we announced a major purchase by Raycom Media for the implementation of our BlueNet graphics workflow across all 31 of Raycom’s news producing stations. As one of the largest broadcasters in the U.S., Raycom will upgrade each of its stations over the next year and a half with Chyron’s best of breed graphics solutions that include two dual-channel LEX3 on-air graphics systems, a CAMIO server and an iSQ remote monitoring and playout application. Raycom will also implement an AXIS layer in the second stage of its BlueNet implementation in 2012.”

Mr. Wellesley-Wesley concluded, “This quarter we concentrated on adding experienced people to the Sales and Professional Services groups and placed them in key positions. We have also invested significantly in marketing over the past year. We look forward to these additional people contributing in the fourth quarter, and, more importantly, significantly growing our business in 2012 and beyond. We anticipate that this investment will drive revenue growth, especially in our international business over the next few quarters.”

Second Quarter 2011 Financial Results

For the second quarter of 2011, total revenues were $9.43 million, an increase of $2.49 million or 36%, from revenues of $6.94 million for the second quarter of 2010.

Service revenues, which include revenues from the Company’s AXIS cloud-based graphics service, as well as systems hardware and software maintenance agreements, training and creative services, were $2.0 million for the second quarter, a 30% increase over service revenues of $1.53 million for the prior year’s second quarter. Service revenues as a percentage of total revenues were 21% as compared to 22% in the prior year’s second quarter. Product revenues were $7.43 million for the second quarter, a 38% increase from $5.4 million for the prior year’s second quarter.

Gross profit margin was 70% for the second quarter of 2011, the same as for the second quarter of 2010. Operating expenses were $6.33 million for the second quarter, increasing 15% from operating expenses of $5.50 million for the prior year’s second quarter, primarily due to increased spending in headcount and related costs in the sales and marketing areas. Operating profit in the second quarter of 2011 was $0.24 million, compared to operating loss of $0.68 million for the prior year’s second quarter. This represents a positive swing of $0.92 million at the operating profit level.

Net income for the second quarter of 2011 was $84 thousand, as compared to a $0.71 million net loss for the second quarter of 2010. The Company reported basic and diluted earnings per share of $0.01 and $0.00, respectively, for the second quarter of 2011, compared to a basic and diluted loss per share of $0.04 for the second quarter of 2010.

Six Month Results

For the six months ended June 30, 2011, total revenues were $16.01 million, an increase of $2.2 million, or 16% over the comparable prior year period.

Service revenues were $3.55 million for the six months ended June 30, 2011, up $0.50 million or 16% over the prior year period. Product revenues for the six months ended June 30, 2011 were 12.46 million, an increase of $1.7 million or 16% compared to the comparable prior year period. Service revenues for the six months ended June 30, 2011 were 22% of total revenues, the same as for the same period of last year.

Gross profit margin remained at 70%, the same as for the comparable prior year period. Operating expenses of $11.82 million for the first six months of 2011 increased by $1.03 million from the $10.79 million reported for the comparable prior year period. While there was an operating loss of $0.65 million for the first six months of 2011, this represents a $0.49 million improvement over the $1.14 million operating loss reported for the first six months of 2010.

Net loss for the first six months of 2011 was $0.35 million, a $1.02 million improvement over the $1.37 million net loss for the first six months of 2010.

Conference Call and Webcast: Second Quarter Financial Results:

Chyron Corporation management will host a conference call on Thursday, August 4, 2011, at 10:00 am eastern time, to review the second quarter results. Participants using the telephone should dial 877-556-5248 (U.S. and Canada) or 720-545-0029 (International) and refer to conference code 80896185.  Web participants are encouraged to go to http://investor.chyron.com or www.earnings.com. A telephonic replay will be available for anyone unable to participate in the live call.  To access the replay, call 800-642-1687 (U.S. and Canada) or 706-645-9291 (International) and enter conference code 80896185.  The replay will be available on from 1:00 p.m. eastern time on August 4, 2011 until September 4, 2011.

About Chyron

As a pioneer of Graphics as a Service for digital video media, Chyron (NASDAQ:  CHYR) continues to define the world of digital and broadcast graphics with web, mobile, HD, 3D and newsroom integration solutions. Winner of numerous awards, including two Emmy® Awards, Chyron has proved itself as the undisputed leader in the industry with sophisticated graphics offerings that include Chyron's AXIS Graphics online content creation software and order management system, on-air graphics systems, clip servers, channel branding and telestration systems and graphics asset management solutions. More information about Chyron products and services is available on these Company websites:  www.chyron.com and www.axisgraphics.tv.  The company’s investor relations information is available at www.chyron.com via the “Investors” link.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) our belief that the broadcast market has begun to recover, (ii) our belief that additional investment in our sales, professional services and marketing groups will drive revenue growth, especially  in our international business, over the next few quarters, (iii) our belief that a recovery in the broadcast market will be sustained, and (iv) our belief that we will continue to see growth in our international business over the next few quarters. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:  current and future economic conditions that may adversely affect our business and customers; our revenues and profitability may fluctuate from period to period and therefore may fail to meet expectations, which could have a material adverse effect on our business, financial condition and results of operations; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our AXIS online graphics creation solution or to develop other new  products and services; our ability to generate sales and profits from our AXIS online graphics services, workflow and asset management solutions; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; new product and service introductions by competitors; expansion into new markets; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.
- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Product revenues	$7,429	$5,402	$12,464	$10,762
Service revenues	2,001	1,534	3,546	3,046
Total revenues	9,430	6,936	16,010	13,808
Gross profit	6,564	4,821	11,172	9,648
Operating expenses:
Selling, general and administrative	4,683	3,840	8,557	7,466
Research and development	1,644	1,664	3,263	3,322
Total operating expenses	6,327	5,504	11,820	10,788
Operating income (loss)	237	(683)	(648)	(1,140)
Interest and other income (expense), net	(9)	(76)	13	(115)
Income (loss) before taxes	228	(759)	(635)	(1,255)
Income tax (expense) benefit, net	(144)	48	282	(110)
Net income (loss)	$84	$(711)	$(353)	$(1,365)

Net income (loss) per common share -
Basic	$0.01	$(0.04)	$(0.02)	$(0.09)
Diluted	$0.00	$(0.04)	$(0.02)	$(0.09)
Weighted average number of common and
common equivalent shares outstanding:
Basic	16,437	15,946	16,325	15,922
Diluted	16,929	15,946	16,325	15,922

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	June 30,	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$4,201	$5,565
Accounts receivable, net	5,778	4,141
Inventories, net	1,670	2,218
Deferred taxes	2,795	2,869
Other current assets	1,137	775
Total current assets	15,581	15,568
Deferred taxes	17,716	17,343
Goodwill and intangible assets, net	2,776	2,829
Other non-current assets	1,814	1,681
Total assets	$37,887	$37,421
Liabilities and shareholders' equity:
Current liabilities	$7,219	$7,206
Non-current liabilities	2,402	2,605
Total liabilities	9,621	9,811
Shareholders' equity	28,266	27,610
Total liabilities and shareholders' equity	$37,887	$37,421

The Company defines Adjusted EBITDA as GAAP net income (loss) plus net interest, income tax expense (benefit), depreciation, amortization and non-cash share-based compensation expense. These results are provided exclusively as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure is a good indication of the Company's ability to generate cash that is or will be used in the business. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income (loss) as a measure of performance. Also, the Company’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income (loss)	$84	$(711)	$(353)	$(1,365)
Interest (income) expense, net	9	14	21	31
Income tax expense (benefit)	144	(48)	(282)	110
Depreciation	216	234	399	458
Amortization	27	31	53	61
EBITDA	480	(480)	(162)	(705)
Non-cash share-based compensation expense	277	542	518	947
Adjusted EBITDA	$757	$62	$356	$242

Source: Chyron Corporation

Investor Relations
KCSA Strategic Communications
Phil Carlson, 212-896-1233
Chyron@kcsa.com

Chyron Corporation
Jerry Kieliszak
Sr. Vice President & Chief Financial Officer
631-845-2011
JerryK@Chyron.com